Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
L3HARRIS TECHNOLOGIES, INC.

L3Harris Technologies, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), does hereby certify that:

1.The Restated Certificate of Incorporation of the Corporation shall hereby be amended as follows:

FIRST: Article ELEVENTH of the Restated Certificate of Incorporation of the Corporation shall hereby be amended and restated to read in its entirety as follows:

“ELEVENTH: Subject to Article FOURTEENTH of this Certificate of Incorporation, the business and affairs of this corporation shall be managed by or under the direction of a Board of Directors consisting of not less than 8 or more than 15 directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board of Directors.

At each annual meeting of stockholders, all directors shall be elected for terms expiring at the next annual meeting of stockholders and until such directors’ successors shall have been elected and qualified. In no case will a decrease in the number of directors shorten the term of any incumbent director.

Subject to Article FOURTEENTH of this Certificate of Incorporation, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, and any other vacancy occurring in the Board of Directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

Any director, or the entire Board of Directors, of this corporation may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors at a meeting of stockholders called for that purpose.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of preferred or preference stock issued by this corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes unless expressly provided by such terms.

No director of this corporation shall be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code, or (iv) for any transaction from which the director derived an improper personal benefit.”

SECOND: Article FOURTEENTH, Section 2 of the Restated Certification of Incorporation of the Corporation shall hereby be amended and restated to read in its entirety as follows:

    “Section 2. Board of Directors

A.From and after the Closing Date until the third (3rd) anniversary of the Closing Date (the “Specified Post-Merger Period”), unless a Supermajority of the then-serving directors shall have adopted a resolution to the contrary (except that such resolution shall not provide that the business and affairs of this corporation shall be managed by or under the direction of a Board of Directors consisting of less than 8 or more than 15 directors), the Board of Directors shall be comprised of twelve (12) members.

B.As of the Effective Time, the Board of Directors shall be composed of (i) five (5) Designated L3 Directors; (ii) five (5) Designated Harris Directors; (iii) the Former L3 CEO; and (iv) the Pre-Closing CEO.

C.During the Specified Post-Merger Period, unless a Supermajority of the then-serving directors shall have adopted a resolution to the contrary, any vacancy on the Board of Directors shall be filled by a nominee designated and proposed by the Nominating and Governance Committee and approved by the affirmative vote of a Supermajority of the then-serving directors.

D.During the Specified Post-Merger Period, unless a Supermajority of then-serving directors shall have adopted a resolution to the contrary, any approval for nomination or nomination by the Board of Directors of any candidate for election to the Board of Directors at any meeting of stockholders at which stockholders of the Company shall elect directors of the Company must be approved by the affirmative vote of a Supermajority of the then-serving directors, as applicable; provided, that if such candidate is a Former L3 Director or Former Harris Director then serving on the Board of Directors, such approval need only be by the affirmative vote of at least a majority of the then-serving directors.”

2.The foregoing amendments were duly adopted in accordance with the provisions of Section 242 of the DGCL.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed and acknowledged on its behalf by its duly authorized officer as of the 22nd day of April, 2022.

L3HARRIS TECHNOLOGIES, INC.

By:	/s/ Scott T. Mikuen
	Name:	Scott T. Mikuen
	Title:	Senior Vice President, General Counsel and Secretary

[Signature Page to Certificate of Amendment]